Exhibit 99.1

Encore Capital Group Commences Previously Announced Tender Offer to Purchase up to $300 Million of Shares of its Common Stock

SAN DIEGO—November 4, 2021—Encore Capital Group, Inc. (NASDAQ: ECPG) (“Encore”), today announced that it has commenced the previously announced modified “Dutch auction” tender offer to purchase with cash up to $300 million of shares of its common stock, at a price per share of not less than $52.00 and not more than $60.00. The complete terms of the tender offer are set forth in the offer to purchase and the related letter of transmittal, each dated today.

The tender offer will expire one minute after 11:59 P.M. (New York City time) on December 2, 2021, unless extended by Encore or otherwise terminated. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials. The tender offer is not conditioned on the receipt of financing or any minimum number of shares being tendered, but it is subject to certain other conditions. Subject to applicable law, Encore may extend, terminate or otherwise amend the tender offer in its sole discretion. The tender offer documents contain tendering instructions and a complete explanation of the tender offer’s terms and conditions. Encore expects to use cash and cash equivalents to fund the purchase of shares validly tendered and accepted in the tender offer. We may also make a drawing from our multi-currency senior secured revolving credit facility agreement.

A modified “Dutch auction” tender offer allows stockholders to indicate how many shares and at what price within Encore’s specified range they wish to tender their shares. Based on the number of shares tendered and the prices specified by the tendering stockholders, Encore will determine the lowest price per share within the specified range that will enable it to purchase shares having an aggregate purchase consideration of up to $300 million. Encore also reserves the right, in the event that more than $300 million of its shares are tendered in the tender offer at or below the purchase price, to purchase at its option up to an additional number of shares of common stock not to exceed 2% of the total number of its shares of common stock outstanding (exclusive of any shares of common stock held by or for Encore’s account or by or for the account of any of Encore’s subsidiaries) without amending or extending the tender offer. All shares purchased by Encore in the tender offer will be purchased at the same price. Stockholders whose shares are purchased in the tender offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer.

Stockholders wishing to tender their shares but who are unable to deliver them physically or by book-entry transfer prior to the expiration of the tender offer, or who are unable to make delivery of all required documents to the depositary prior to the expiration of the tender offer, may tender their shares by complying with the guaranteed delivery procedures set forth in the offer to purchase.

Neither Encore, its board of directors, the dealer manager, the information agent, nor the depositary makes any recommendation as to whether any stockholder should participate or refrain from participating in the tender offer or as to the price or prices at which stockholders may choose to tender their shares in the tender offer.

The dealer manager for the tender offer is Credit Suisse Securities (USA) LLC. Georgeson LLC is serving as information agent for the tender offer and American Stock Transfer & Trust Company, LLC is serving as the depositary for the tender offer.

Additional Information Regarding the Tender Offer

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the Company’s shares of common stock. The tender offer is being made solely by the Offer to Purchase, Letter of Transmittal and other related tender offer documents, as they may be amended or supplemented from time to time, dated November 4, 2021. Each of these documents are being sent to stockholders and have been filed with the Securities and Exchange Commission. Stockholders may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov). Stockholders may also obtain a copy of these documents from the information agent, Georgeson LLC, by calling (866) 785-7395 (toll-free) or (781) 575-2137 (international). STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion, timing and size of the proposed offering and the terms of the tender offer. Forward-looking statements represent Encore’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Encore’s common stock and risks relating to Encore’s business, including those described in periodic reports that Encore files from time to time with the U.S. Securities and Exchange Commission. Encore may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the tender offer. The forward-looking statements included in this press release speak only as of the date of this press release, and Encore does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Encore Contact

Bruce Thomas, Investor Relations

(858) 309-6442

bruce.thomas@encorecapital.com